Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2022 Financial Results

Third Quarter and Year-to-Date 2022 Financial Results
•Third quarter net sales of $558.2 million, up 7.0% year over year, up 13.5% in constant currency
•Year-to-date net sales of $1,822.9 million, up 5.5% year over year, up 10.5% in constant currency
•Third quarter net income attributable to Acushnet Holdings Corp. of $51.8 million, up 31.8% year over year
•Year-to-date net income attributable to Acushnet Holdings Corp. of $199.3 million, down 2.9% year over year
•Third quarter Adjusted EBITDA of $86.5 million, up 23.0% year over year
•Year-to-date Adjusted EBITDA of $313.0 million, down 6.1% year over year

FAIRHAVEN, MA – November 3, 2022 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or, the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2022.
“Acushnet delivered strong third quarter results, with constant currency sales up over 13% and growth in all segments,” said David Maher, Acushnet’s President and Chief Executive Officer. “These results reflect the strength and momentum of our Titleist, FootJoy and KJUS brands and growing capacity within our supply chain to meet healthy levels of demand. Rounds of play are outpacing our expectations for the year, as golfers across all regions are showing resiliency in both participation and purchasing following record 2021 levels.

Mr. Maher continued, “As we look ahead, we are encouraged by the early success of our fall product launches and especially new TSR drivers and fairways, and are enthused about our full lineup of new products scheduled for the first half of 2023. The entire Acushnet team is focused on delivering best in class products and services to dedicated golfers around the world.

While our business is not immune to currency headwinds and input cost increases, we are confident that our ongoing investments in product development, supply chain excellence and innovation will help us to deliver long-term value for our shareholders.”

Summary of Third Quarter 2022 Financial Results

	Three months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Net sales	$558.2	$521.6	$36.6	7.0%	$70.3	13.5%
Net income attributable to Acushnet Holdings Corp.	$51.8	$39.3	$12.5	31.8%
Adjusted EBITDA	$86.5	$70.3	$16.2	23.0%
_______________________________________________________________________________________

Consolidated net sales for the quarter increased 7.0%, or 13.5% on a constant currency basis. The increase on a constant currency basis was driven primarily by higher sales volumes across all reportable segments.

On a geographic basis, net sales in the United States were higher primarily driven by increases of 27.6% in Titleist golf clubs, 16.2% in Titleist golf balls and 39.7% in Titleist golf gear. The increase in Titleist golf clubs was driven by higher sales volumes of our newly introduced TSR drivers and fairways, Phantom X putters and SM9 wedges. The increase in Titleist golf balls was primarily driven by increased sales volumes of our premium performance models. The increase in Titleist golf gear was driven by higher sales volumes of headwear and golf gloves and higher average selling prices across all categories. These increases were partially offset by a decrease of 5.1% in FootJoy golf wear primarily as a result of lower sales volumes in footwear.

Net sales in regions outside the United States decreased 3.5%, or increased 10.6% on a constant currency basis. In EMEA and Rest of world, net sales increased across all reportable segments. In Korea, net sales increased primarily due to increases in all reportable segments except FootJoy golf wear. In Japan, net sales decreased primarily due to lower sales volumes in Titleist golf clubs due to lower sales volumes of irons and changes in the launch timing of TSR drivers and fairways in this region.

Segment specifics:
•8.4% increase in net sales (13.3% increase on a constant currency basis) of Titleist golf balls. The increase was primarily due to increased sales volumes of our premium performance models reflecting improvement in certain raw material availability.

•13.5% increase in net sales (19.8% increase on a constant currency basis) of Titleist golf clubs largely due to higher sales volumes of our newly introduced TSR drivers and fairways launched in the third quarter of 2022, as well as Phantom X putters and SM9 wedges launched earlier in 2022. This increase was partially offset by lower sales volumes of second model year irons and hybrids.

•27.0% increase in net sales (35.0% increase on a constant currency basis) of Titleist golf gear largely due to higher sales volumes in headwear, golf bag and golf glove product categories and higher average selling prices across all product categories.

•4.5% decrease in net sales (2.5% increase on a constant currency basis) in FootJoy golf wear. The increase in constant currency was primarily due to higher sales volumes in the apparel product category, partially offset by decreases in footwear.

Net income attributable to Acushnet Holdings Corp. increased 31.8% to $51.8 million, year over year, primarily as a result of an increase in income from operations, partially offset by increases in interest expense and income tax expense.
Adjusted EBITDA was $86.5 million, up 23.0% year over year. Adjusted EBITDA margin was 15.5% for the third quarter versus 13.5% for the prior year period.
Summary of First Nine Months 2022 Financial Results

	Nine months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Net sales	$1,822.9	$1,727.4	$95.5	5.5%	$180.6	10.5%
Net income attributable to Acushnet Holdings Corp.	$199.3	$205.3	$(6.0)	(2.9)%
Adjusted EBITDA	$313.0	$333.3	$(20.3)	(6.1)%
_______________________________________________________________________________________

Consolidated net sales for the first nine months increased 5.5%, or 10.5% on a constant currency basis. The increase on a constant currency basis was driven by growth across all reportable segments.

On a geographic basis, net sales increased in the United States across all reportable segments as a result of increases of 13.9% in Titleist golf clubs, 5.2% in FootJoy golf wear, 2.7% in Titleist golf balls and 9.4% in Titleist golf gear. The increase in Titleist golf clubs was primarily driven by higher sales volumes of SM9 wedges, T-Series irons and Phantom X putters. The increase in FootJoy golf wear was primarily driven by higher average selling prices across all product categories except apparel. The increase in Titleist golf balls was primarily due to higher average selling prices. The increase in Titleist golf gear was primarily driven by higher average selling prices across all product categories.

Net sales in regions outside the United States were up 3.4%, or 13.8% on a constant currency basis. In EMEA, net sales increased across all reportable segments, primarily due to the adverse impact of government-ordered shutdowns in this region in the first quarter of 2021. In Korea and Rest of world, net sales increased across all reportable segments. In Japan, net sales decreased primarily due to lower sales volumes in Titleist golf clubs due to changes in the launch timing of TSR drivers and fairways in this region.

Segment specifics:
•0.6% increase in net sales (4.2% increase on a constant currency basis) of Titleist golf balls. The increase was primarily driven by higher average selling prices.

•7.8% increase in net sales (12.4% increase on a constant currency basis) of Titleist golf clubs largely due to higher sales volumes of our SM9 wedges launched in the first quarter of 2022, T-Series irons launched in the third quarter of 2021 and Phantom X putters launched in the second quarter of 2022. This increase was partially offset by lower sales volumes of second model year drivers, fairways and hybrids.

•4.7% increase in net sales (10.2% increase on a constant currency basis) of Titleist golf gear primarily due to higher average selling prices across all product categories, partially offset by a sales volume decrease in golf bags due to supply chain and fulfillment constraints.

•9.8% increase in net sales (15.3% increase on a constant currency basis) in FootJoy golf wear primarily due to increased sales volumes across all product categories and higher average selling prices in footwear.

Net income attributable to Acushnet Holdings Corp. decreased 2.9% to $199.3 million, year over year, primarily as a result of a decrease in income from operations, partially offset by a decrease in income tax expense.
Adjusted EBITDA was $313.0 million, down 6.1% year over year. Adjusted EBITDA margin was 17.2% for the first nine months versus 19.3% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.18 per share of common stock. The dividend will be payable on December 16, 2022 to shareholders of record on December 2, 2022. The number of shares outstanding as of October 28, 2022 was 70,209,026.
During the quarter, the Company repurchased 869,368 shares of common stock on the open market at an average price of $47.82 for an aggregate of $41.6 million. On August 30, 2022, the Company amended and restated its agreement with Magnus Holdings Co., Ltd. (“Magnus”), a wholly owned subsidiary of Fila Holdings Corp., to increase the aggregate dollar amount of shares of its common stock that it will purchase from Magnus from $75.0 million to $100.0 million.

2022 Outlook
The Company has narrowed the ranges of its full-year 2022 Outlook. The Company now expects full-year consolidated net sales to be approximately $2,225 to $2,250 million, compared to its previous range of $2,200 to $2,250 million. On a constant currency basis, consolidated net sales are now expected to increase 9.0% to 10.2%, up from the previous range of 6.8% to 9.1%. The Company now expects full-year 2022 Adjusted EBITDA to be approximately $325 to $335 million, compared to $325 to $345 million. The Company's outlook assumes no significant worsening of the COVID-19 pandemic, additional supply chain disruptions or changes in the impact of foreign currency. The Company plans to share additional details of the 2022 Outlook during its investor conference call.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on November 3, 2022 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2022 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as federal, state and local policies and executive orders regarding the COVID-19 pandemic; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; share repurchase program execution and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission ("SEC") on March 1, 2022 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Net sales	$558,246	$521,629	$1,822,932	$1,727,364
Cost of goods sold	263,251	252,792	867,332	813,362
Gross profit	294,995	268,837	955,600	914,002
Operating expenses:
Selling, general and administrative	202,418	199,787	637,276	586,411
Research and development	14,619	14,597	42,533	39,947
Intangible amortization	1,948	1,967	5,865	5,909
Income from operations	76,010	52,486	269,926	281,735
Interest expense, net	4,534	1,147	7,902	6,611
Other expense, net	2,355	939	5,828	3,170
Income before income taxes	69,121	50,400	256,196	271,954
Income tax expense	15,797	10,475	52,786	62,882
Net income	53,324	39,925	203,410	209,072
Less: Net income attributable to noncontrolling interests	(1,487)	(661)	(4,074)	(3,765)
Net income attributable to Acushnet Holdings Corp.	$51,837	$39,264	$199,336	$205,307

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.72	$0.53	$2.74	$2.75
Diluted	0.72	0.52	2.72	2.73
Weighted average number of common shares:
Basic	71,706,824	74,533,652	72,701,647	74,656,837
Diluted	72,334,398	75,301,431	73,209,719	75,292,647

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2022	2021
Assets
Current assets
Cash, cash equivalents and restricted cash ($20,602 and $15,612 attributable to the FootJoy golf shoe joint venture ("JV"))	$108,457	$281,677
Accounts receivable, net	324,096	174,435
Inventories ($19,174 and $19,385 attributable to the FootJoy JV)	536,742	413,314
Prepaid and other assets	113,728	99,750
Total current assets	1,083,023	969,176
Property, plant and equipment, net ($10,167 and $10,466 attributable to the FootJoy JV)	236,240	231,761
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	199,744	210,431
Intangible assets, net	458,824	465,341
Deferred income taxes	46,973	60,814
Other assets ($2,088 and $2,166 attributable to the FootJoy JV)	76,557	68,313
Total assets	$2,101,361	$2,005,836
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$27,532	$116
Current portion of long-term debt	—	17,500
Accounts payable ($17,063 and $13,275 attributable to the FootJoy JV)	178,015	163,607
Accrued taxes	45,117	57,307
Accrued compensation and benefits ($1,062 and $1,511 attributable to the FootJoy JV)	84,645	113,453
Accrued expenses and other liabilities ($3,911 and $4,677 attributable to the FootJoy JV)	163,504	131,041
Total current liabilities	498,813	483,024
Long-term debt	406,728	297,354
Deferred income taxes	5,222	4,950
Accrued pension and other postretirement benefits	93,107	93,705
Other noncurrent liabilities ($2,115 and $2,218 attributable to the FootJoy JV)	46,916	43,237
Total liabilities	1,050,786	922,270
Redeemable noncontrolling interest	4,322	3,299
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 76,321,523 and 75,855,036 shares issued	76	76
Additional paid-in capital	954,926	948,423
Accumulated other comprehensive loss, net of tax	(145,079)	(99,582)
Retained earnings	483,237	324,966
Treasury stock, at cost; 6,629,483 and 3,314,562 shares (including 869,368 and 537,839 of accrued share repurchases)	(283,155)	(131,039)
Total equity attributable to Acushnet Holdings Corp.	1,010,005	1,042,844
Noncontrolling interests	36,248	37,423
Total shareholders' equity	1,046,253	1,080,267
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$2,101,361	$2,005,836

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2022	2021
Cash flows from operating activities
Net income	$203,410	$209,072
Adjustments to reconcile net income to cash flows (used in) provided by operating activities
Depreciation and amortization	30,894	30,816
Unrealized foreign exchange loss (gain)	12,531	(1,721)
Amortization of debt issuance costs	1,835	1,337
Share-based compensation	18,159	20,822
(Gain) loss on disposals of property, plant and equipment	(3,257)	146
Deferred income taxes	6,928	16,633
Changes in operating assets and liabilities	(329,542)	2,986
Cash flows (used in) provided by operating activities	(59,042)	280,091
Cash flows from investing activities
Additions to property, plant and equipment	(33,638)	(19,210)
Other, net	4,542	—
Cash flows used in investing activities	(29,096)	(19,210)
Cash flows from financing activities
Proceeds from (repayments of) short-term borrowings, net	31,056	(2,177)
Proceeds from revolving credit facility	483,000	—
Repayments of revolving credit facility	(77,400)	—
Repayments of term loan facility	(315,000)	(13,125)
Purchases of common stock	(138,158)	(30,146)
Payment of debt issuance costs	(2,583)	—
Dividends paid on common stock	(39,672)	(37,058)
Dividends paid to noncontrolling interests	(1,601)	(1,360)
Payment of employee restricted stock tax withholdings	(10,661)	(3,946)
Other, net	(3,600)	—
Cash flows used in financing activities	(74,619)	(87,812)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(10,463)	(4,015)
Net (decrease) increase in cash, cash equivalents and restricted cash	(173,220)	169,054
Cash, cash equivalents and restricted cash, beginning of year	281,677	151,452
Cash, cash equivalents and restricted cash, end of period	$108,457	$320,506

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Titleist golf balls	$181.2	$167.2	$14.0	8.4%	$22.3	13.3%
Titleist golf clubs	153.9	135.6	18.3	13.5%	26.9	19.8%
Titleist golf gear	59.2	46.6	12.6	27.0%	16.3	35.0%
FootJoy golf wear	131.7	137.9	(6.2)	(4.5)%	3.4	2.5%
Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
United States	$327.6	$282.6	$45.0	15.9%	$45.0	15.9%
EMEA	70.6	68.9	1.7	2.5%	12.8	18.6%
Japan	34.4	47.9	(13.5)	(28.2)%	(4.8)	(10.0)%
Korea	69.9	75.8	(5.9)	(7.8)%	5.0	6.6%
Rest of world	55.7	46.4	9.3	20.0%	12.3	26.5%
Total net sales	$558.2	$521.6	$36.6	7.0%	$70.3	13.5%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Titleist golf balls	$546.4	$543.1	$3.3	0.6%	$22.8	4.2%
Titleist golf clubs	478.9	444.3	34.6	7.8%	55.3	12.4%
Titleist golf gear	172.5	164.7	7.8	4.7%	16.8	10.2%
FootJoy golf wear	507.1	462.0	45.1	9.8%	70.9	15.3%
Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
United States	$974.2	$906.6	$67.6	7.5%	$67.6	7.5%
EMEA	274.8	246.9	27.9	11.3%	56.2	22.8%
Japan	118.6	149.9	(31.3)	(20.9)%	(11.9)	(7.9)%
Korea	254.1	251.8	2.3	0.9%	31.9	12.7%
Rest of world	201.2	172.2	29.0	16.8%	36.8	21.4%
Total net sales	$1,822.9	$1,727.4	$95.5	5.5%	$180.6	10.5%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income attributable to Acushnet Holdings Corp.	$51,837	$39,264	$199,336	$205,307
Interest expense, net	4,534	1,147	7,902	6,611
Income tax expense	15,797	10,475	52,786	62,882
Depreciation and amortization	10,229	10,178	30,894	30,816
Share-based compensation	5,837	7,012	18,159	20,822
Other extraordinary, unusual or non-recurring items, net	(3,180)	1,517	(155)	3,099
Net income attributable to noncontrolling interests	1,487	661	4,074	3,765
Adjusted EBITDA	$86,541	$70,254	$312,996	$333,302
Adjusted EBITDA margin	15.5%	13.5%	17.2%	19.3%

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2022, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.